May 8, 2026

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Investment Managers Series Trust II

File no. 811-22894

Dear Sir or Madam:

We have read Item 8 “Changes in and Disagreements with Accountants for Open-End Management Investment Companies” of Form N-CSRS of Optima Strategic Credit Fund, a series of Investment Managers Series Trust II, dated May 8, 2026, and agree with the statements concerning our Firm contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Very truly yours,

COHEN & COMPANY, LTD.